BARN EA

Without Prejudice

By email

Re: Arcturus Therapeutics Ltd.
Dear Sirs,

This letter is sent to you on behalf of our client, Mr. Joseph Payne, a shareholder, a member of the board of directors (the "Board") and the President and Chief Executive Officer (the "Position") of Arcturus Therapeutics Ltd. (formerly, Alcobra Ltd), Israeli company number 514098995 (the "Company").

Our client is also one of the founders of Arcturus Therapeutics, Inc. ("ATI"), which as of the completion of the merger transaction on November 16, 2017, became a wholly owned subsidiary of the Company.

Our client has instructed us to advise the Board and each of its members, as follows:

1.	The Company was incorporated and is registered as an Israeli public company, and as such is subject to the Israeli Companies Law, 5759-1999 (the "Companies Law") and the regulation promulgated thereunder.

2.	This morning, on February 2, 2018, the Company disseminated a press release to the public which states that effective February 1, 2018, our client was terminated as President and Chief Executive Officer of the Company, and that the Board appointed Mark R. Herbert as Interim President, effective immediately.

3.	Our client, though a member of the Board, is not aware of any resolution of the Board affecting his termination from the Position or the appointment of Mr. Herbert in his place.

4.	However, our client is aware of some of the happenings at a meeting of the Board held on January 25, 2018. At that meeting, four members of the Board — Messrs. Col linson, Willett, Geffken and Shapiro (the "Four Directors") — have attempted to pass a resolution removing our client from the Position, and had our client physically removed from the building. If the Board intends to argue that the actions were approved by a committee comprised of the Four Directors, we note that any such "committee" has never been formed or approved by the Board and any such "committee" has no authority to act for the Board. Moreover, any delegation to such "committee" without proper approval and resolution violates the Companies Law and the Articles.

5.	The acts of omissions of the Four Directors, and the Board itself if and to the extent represented by the Four Directors, with regard to the attempted termination of our client from the Position, are in material breach of the Companies Law and of the Articles of Association of the Company (the "Articles"), and are null and void.

6.	Moreover, our client believes that in attempting to terminate his service in the Position the Four Directors are not acting in the best interests of the Company, and are in fact acting to seize control of the Company and thus advance their personal and conflicting interests.

BARN EA

7.	Without derogating from the generality of the foregoing, the relevant acts and omissions of the Four Directors, and through them of the Board, include (but are not limited to):

(a)	Bringing before the Board a resolution for the termination of our client from the Position, while such resolution was not on the agenda of the meeting. Therefore, and in accordance with section 109 to the Companies Law, any resolution pertaining to have been adopted by the Board with regard to our client, is hereby annulled; and

(b)	Excluding our client, as well as Dr. Pad Chivukula - another member of the Board and the Company's CSO and COO - from participation in Board discussions and votes — through what appears to be a gross misuse of the concept of "personal interest" and the provisions of section 278 to the Companies Law. As a consequence, any resolution adopted while our client is excluded, is hereby annulled; and

(c)	Failing to disclose their "personal interest" and "negative personal interest" regarding, inter alia, the matter of the termination of our client's service in the Position. Pursuant to the Companies Law, a resolution adopted while in violation of director's duty to disclose his "personal interest", and with the participation of such director, is voidable if not voided. The severity of this failure is further exasperated by the election by the Four Directors to exclude our client (as well as Dr. Chivukula) from the Board meeting, while they allow themselves to participate in the discussion, and ignore the provisions of section 278(b) to the Companies Law; and

(d)	Holding further meetings of the Board without inviting our client; and

(e)	Making false and misleading public announcement of our client's termination.

8.	All of the foregoing clearly demonstrates that any action taken by the Board and/or at its instructions in connection with the termination of our client is null and void. This includes any public announcement made with regard to such termination and any attempt to repurchase any of his shares in the Company.

9.	It should be noted that the above acts and omissions, with regard to the attempted termination of our client from the Position, are symptomatic to the poor corporate governance demonstrated in recent months (since the completion of the merger of the Company and ATI) by the Board, under the leadership of Stuart Collinson, the Executive Chairman of the Board. Such poor corporate governance includes, inter alia, failure by Board committees to report to the Board and failure to produce minutes of Board meetings.

10.	In light of the above, our client hereby demands that by no later than end-of-business Monday, February 5, 2018, the Board will take the following actions:

(a)	Confirm to our client that any resolution purported to be taken by the Board, effecting his termination from the Position, is null and void; and

(b)	Issue a new announcement, confirming our client remains the Company's President and CEO; and

(c)	Refrain from any further action intended to terminate our client's service in the Position; and

BARN EA

(d)	Safeguard our client's rights as a director, including but not limited to inviting our client to any and all meetings of the Board, providing him with all relevant information and allowing him to participate and vote at all Board meetings.

11.	Note that in the event that the Board does not fully comply with our client's demand our client will seek any and all remedies available to him under applicable law, including by seeking relief from the competent Israeli courts, and by convening an extraordinary meeting of the shareholders of the Company and bringing before such meeting resolutions to change the composition of the Board.

12.	In addition to all of the above, it appears that the foregoing acts and omissions may also constitute material violations of the fiduciary duties of each of the Four Directors towards the Company. As aforementioned, our client is deeply concerned that in terminating his service as President and CEO of the Company the Four Directors have failed to act in the best interests of the Company, and are in fact acting to seize control of the Company and thus advance their personal and conflicting interests. Such violations of the fiduciary duties of the Four Directors will disqualify the Four Directors from continuing to serve as members of the Board, and will impose personal liabilities on each of them.

13.	Our client hereby demands that the Company take any action required to ensure that the Four Directors will comply with all of their duties towards the Company (including their fiduciary duties and their duty to disclose their personal interests and negative personal interests, within the meaning of the Companies Law), and indemnify the Company for any damage or loss incurred by the Company as a result of any breach of their duties. In the event that the Company fails to do so, our client reserves his right to act accordingly in its place.

14.	Finally, nothing in this letter may be considered a waiver of any right or claim available to our client under the Companies Law, the Articles, or any other applicable law, regulation or contract. Without derogating from the generality of the foregoing, this letter only addresses our client's rights as a director and shareholder of the Company, under Israeli law, and nothing herein relates to, or addresses, our client's rights as an employee of the Company and/or ATI, and such rights are fully reserved and protected.

Sincerely,

/s/ Michael Barnea	/s/ Noa H dala
Michael Barnea, Adv.	Noa H dala, Adv.
Barnea, Jaffa, Lande & Co, Law Offices

Copies to:	Joseph Payne
Jeffrey A. Baumel, Dentons US LLP